                                                                    EXHIBIT 99.1



                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment in our company. Any of the following risks could materially adversely affect our business, results of operations and financial condition and could result in a complete loss of your investment.

WE MAY NEED TO RAISE ADDITIONAL FINANCING TO FUND OUR OPERATIONS AND MAY NOT BE ABLE TO RAISE FUNDS ON BENEFICIAL TERMS OR AT ALL

        Because we have a history of losses and have limited cash resources, we may have to raise financing in the near future to fund our operations. If we are required to raise financing, we may be required to sell equity or debt securities at severely discounted prices and with terms that are superior to the rights of our common shareholders, or we may not be able to raise financing at all. If we sell equity or debt securities, the price of our common stock could decrease significantly, and the interests of our common shareholders could be diluted substantially.

        Under our equipment line of credit with Silicon Valley Bank, we are required to maintain a specified net tangible worth and adjusted quick ratio. As of September 30, 2002, we were not in compliance with the net tangible worth requirement. In November 2002, we received a waiver from Silicon Valley Bank for this noncompliance and amended the covenants regarding our obligation to maintain a specified net tangible worth and adjusted quick ratio by reducing these requirements. We may in the future be in noncompliance with these covenants, and we may not be able to obtain a waiver for such noncompliance. If we are in violation of the covenants and unable to obtain a waiver, we may be required to pay all outstanding amounts under the line of credit ($3.2 million as of September 30, 2002).


WE HAVE A HISTORY OF LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

        We may never generate sufficient revenues for profitability. We have incurred substantial net losses in every quarter since we began operations, and we expect that we will continue to lose money at least through the end of 2002. We incurred net losses of $5.6 million during the three-month period ended September 30, 2002, and as of that date we had an accumulated deficit of $111.6 million. If we do not sign contracts with new customers or license additional software to existing customers, we will incur significant operating losses in future quarters. We may decide that it is necessary to reduce our headcount or other expenses to maintain our operations, and such reductions may reduce our ability to sell our products and services.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO THE RISKS THAT OUR SOLUTIONS ARE NOT ADOPTED BY FINANCIAL SERVICE PROVIDERS OR USED BY CONSUMERS

        We were incorporated in April 1997. Accordingly, we have a limited operating history with which you can evaluate our business and prospects. Our business is new and will not be successful unless consumers adopt wide usage of Internet-based financial services and financial service providers choose our solutions to deliver those services. In addition, our prospects must be considered in light of the risks and uncertainties encountered by early stage companies in new and rapidly evolving markets such as the Internet-based financial services market.

OUR QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY AND MAY FALL SHORT OF ANTICIPATED LEVELS, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

        Our quarterly operating results have varied in the past and we expect they will continue to vary from quarter to quarter in the future. In future quarters, our operating results may be below the expectations of public market analysts and investors, which could cause the price of our common stock to decline. We may also announce that our expected financial or operating results for a particular period will be less than we anticipated, which could cause the price of our common stock to decline. In addition, we have difficulty predicting the volume and timing of orders and recognize a substantial portion of our revenues on a percentage completion of contract basis. Any delays in closing orders or implementation of products or services can cause our operating results to fall substantially short of anticipated levels for any quarter. As a result of these and other factors, we believe period-to-period comparisons of our historical results of operations are not necessarily meaningful and are not a good predictor of our future performance.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE

        The value of your investment in Corillian could decline due to the impact of any of the following factors upon the market price of our common stock:

    - variations in our actual and anticipated operating results;

    - changes in our earnings estimates by analysts;

    - our failure to meet analysts' performance expectations or our announced performance expectations; and

    - lack of liquidity.

        The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock.

        As of September 30, 2002, the 52-week high and low trading prices of our common stock, as reported on Nasdaq, were $5.70 and $0.85, respectively.

OUR PRODUCTS' LENGTHY SALES CYCLES MAY CAUSE REVENUES AND OPERATING RESULTS TO BE UNPREDICTABLE AND TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD

        The sale and implementation of our products and services are often subject to delays because of our customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. As a result, the time between the date of initial contact with a potential customer and the execution of a contract with the customer typically ranges from three to nine months. In addition, our prospective customers' decision-making processes require us to provide a significant amount of information to them regarding the use and benefits of our products. We may expend substantial funds and management resources during a sales cycle and fail to make the sale.

WE MAY NOT SEE INCREASED DEMAND FOR OUR NEW CORILLIAN VOYAGER SE PRODUCT

        Our Corillian Voyager SE product is relatively new, and we do not have a significant number of customers using this product. We may not be successful in obtaining customers for this new product. We have recently reengineered our software to be able to install multiple financial institutions on a single set of hardware, which we expect will allow us to achieve cost savings and compete more effectively in the smaller financial institution market. However, we may experience difficulties in installing this new software and achieving the cost savings we anticipate achieving through installing multiple financial institutions on a single set of hardware. If we encounter significant difficulties, our expenses on Corillian Voyager SE transactions may exceed our revenue from such transactions.

OUR FACILITY AND OPERATIONS MAY BE DISABLED BY A DISASTER OR SIMILAR EVENT, WHICH COULD DAMAGE OUR REPUTATION AND REQUIRE US TO INCUR FINANCIAL LOSS

        All of our communications and network equipment related to our operations are currently located in Hillsboro, Oregon. We do not currently have an alternate data center or facility that can provide system redundancy or emergency backup capabilities. We cannot assure that our data center and facility will operate after a disaster. In addition, we may experience problems during the period following a disaster in reestablishing our systems and infrastructure. Although we have a disaster recovery plan in place, we do not currently have the technology or facilities to provide instantly recovered, full Internet services if our facility is not functioning. A disaster, such as a fire, an earthquake, a terrorist attack or a flood, at our facility could result in failures or interruptions in providing our products and services to our customers. In addition, our systems are vulnerable to operational failures, losses in power, telecommunications failure and similar events. We have contracted to provide a certain level of service to our customers and, consequently, a failure or interruption of our systems in the future could cause us to refund fees to some of our customers to compensate for decreased levels of service.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES IF WE DO NOT SUCCESSFULLY INTRODUCE NEW PRODUCTS OR DEVELOP UPGRADES OR ENHANCEMENTS TO OUR EXISTING PRODUCTS

        To date, we have derived substantially all of our revenues from licenses and professional and support services related to our Corillian Voyager product and its related applications. We expect to add new products by acquisition, partnering or internal development and to develop enhancements to our existing products. New or enhanced products may not be released on schedule and may not achieve market acceptance. New products or upgrades to existing products may contain defects when released, which could damage our relationship with our customers or partners and further limit market acceptance of our products and services. If we are unable to ship or implement new or enhanced products and services when planned, or fail to achieve timely market acceptance of our new or enhanced products and services, we may lose sales and fail to achieve anticipated revenues.

IF WE, OR OUR IMPLEMENTATION PARTNERS, DO NOT EFFECTIVELY IMPLEMENT OUR SOLUTIONS AT FINANCIAL SERVICE PROVIDERS' FACILITIES, WE MAY NOT ACHIEVE ANTICIPATED REVENUES OR GROSS MARGINS

        Our solutions are complex and must integrate with complex data processing systems at our customers' facilities. Implementing our solutions at these facilities is a lengthy process, generally taking between 90 and 270 days to complete. In addition, we generally recognize revenue on a percentage completion basis, so our revenue is often dependent on our ability to complete implementations within the time periods that we establish for our projects. We rely on a combination of internal implementation teams and outsourced implementation teams for our implementations. If these teams encounter significant delays in implementing our solutions for a customer or fail to implement our solutions effectively or at all at a customer's facility, we may not be able to recognize any revenue from the contract or be required to recognize negative revenue from the contract if our revised project estimates indicate that we recognized excess revenues in prior periods. In addition, we may incur monetary damages or penalties if we are not successful in completing projects on schedule.

IF WE DO NOT DEVELOP INTERNATIONAL OPERATIONS AS EXPECTED OR FAIL TO ADDRESS INTERNATIONAL MARKET RISKS, WE MAY NOT ACHIEVE ANTICIPATED SALES GROWTH

        To increase our revenues, we pursued direct international sales opportunities and opened an international office. However, international demand for our products and services did not grow significantly during 2001, so we reduced our direct investments internationally and are seeking to expand international sales through partnerships and selective direct sales efforts. International expansion of our business may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally. We will need to form additional relationships with partners worldwide. These activities require significant investments of time and capital from us. If we are unable to develop international sales on a timely basis or at all, we may not achieve anticipated sales growth, gross margins or operating results. If we are successful in developing international sales, we will be subject to a number of risks associated with international operations, including:

    - longer accounts receivable collection cycles;

    - expenses associated with localizing products for foreign markets;

    - difficulties in managing operations and partners across disparate geographic areas;

    - difficulties in hiring qualified local personnel, finding qualified partners and complying with disparate labor laws;

    - foreign currency exchange rate fluctuations;

    - difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; and

    - unexpected changes in regulatory requirements that impose multiple conflicting tax laws and regulations.

        If we fail to address these risks, our results of operations and financial condition may be adversely affected.

THE MARKET FOR INTERNET-BASED FINANCIAL SERVICES HAS ONLY RECENTLY BEGUN TO DEVELOP, AND IF CONSUMERS DO NOT WIDELY USE INTERNET-BASED FINANCIAL SERVICES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED

        We cannot predict the size of the market for Internet-based financial services, the rate at which that market will grow, or whether consumers will widely accept Internet-based financial services such as those enabled by our products. Any event that results in decreased consumer use of financial services in general and Internet-based financial services in particular could harm our results of operations and financial condition. We expect to continue to depend on Internet-based financial products and services for substantially all of our revenues in the foreseeable future. However, the market for Internet-based financial services has only recently begun to develop. Critical issues concerning commercial use of the Internet for financial services--including security, reliability, privacy, ease and cost of access, and quality of service--are still evolving. Changes in economic conditions and unforeseen events, including recession, inflation or other adverse occurrences, may result in a decline in the use of financial services in general, and less consumer demand for Internet-based financial products and services in particular, each of which could have a material adverse effect on our results of operations and financial condition.

COMPETITION IN THE MARKET FOR INTERNET-BASED FINANCIAL SERVICES IS INTENSE AND COULD REDUCE OUR SALES AND PREVENT US FROM ACHIEVING PROFITABILITY

        The market for Internet-based financial services is new, intensely competitive, highly fragmented and rapidly changing. We expect competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share for our products and services. We compete with a number of companies in various segments of the Internet-based financial services industry, and our competitors vary in size and in the scope and breadth of the products and services they offer. Our primary competitors for software platforms designed to enable financial institutions to offer Internet-based financial services, both domestically and internationally, include S1, Digital Insight, Financial Fusion, Online Resources and Communications and Metavante. We also compete with companies that offer software platforms designed for internal development of Internet-based financial services software, such as IBM's WebSphere. Within this segment of our industry, many companies are consolidating, creating larger competitors with greater resources and a broader range of products.

        Some of our applications also compete with companies that offer solutions with similar functionality to our solutions, such as Broadvision and Vignette for targeted marketing solutions, Just-in-Time for electronic bill presentment and payment solutions, and Yodlee for aggregated financial data solutions. We also compete with businesses delivering financial services through Internet portals, banks marketing their own Internet-based financial services, and non-bank financial service providers, such as brokerages and insurance companies, seeking to expand the breadth of their Internet product and services offerings. In addition, our customers may develop competing products. For example, a bank or brokerage may choose to develop its own software platform for Internet-based financial services. Several of the vendors offering data processing services to financial institutions, including EDS, Fiserv, Jack Henry and Metavante, also offer Internet banking solutions that compete with our solutions.

        Many of our competitors and potential competitors have a number of significant advantages over us, including:

    - a longer operating history;

    - more extensive name recognition and marketing power;

    - preferred vendor status with our existing and potential customers; and

    - significantly greater financial, technical, marketing and other resources, giving them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements.

        Our competitors may also bundle their products in a manner that may discourage users from purchasing our products. Existing and potential competitors may establish cooperative relationships with each other or with third parties, or adopt aggressive pricing policies to gain market share.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES IN EACH PERIOD; OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER IF WE LOSE CUSTOMERS OR FAIL TO ADD ADDITIONAL CUSTOMERS TO OUR CUSTOMER BASE

        We derive a significant portion of our revenues from a limited number of customers in each period. Accordingly, if we fail to close a sale with a major potential customer, if a contract is delayed or deferred, or if an existing contract expires or is cancelled and we fail to replace the contract with new business, our revenues would be adversely affected. During the three-month period ended September 30, 2002, four customers each accounted for more than 10% of our consolidated revenues and collectively accounted for approximately 50% of our consolidated revenues. We expect that a limited number of customers will continue to account for a substantial portion of our revenues in each quarter for the foreseeable future. If a customer terminates a Voyager contract with us early, we would lose ongoing revenue streams from annual maintenance fees, hosting fees, professional service fees and potential additional license and service fees for additional increments of end users and for other Voyager applications.

CONSOLIDATION IN THE FINANCIAL SERVICES INDUSTRY COULD REDUCE THE NUMBER OF OUR CUSTOMERS AND POTENTIAL CUSTOMERS

        As a result of the mergers and acquisitions occurring in the banking industry today, some of our existing customers could terminate their contracts with us and potential customers could break off negotiations with us. An existing or potential customer may be acquired by or merged with another financial institution that uses competing Internet-based financial products and services or does not desire to continue the relationship with us for some other reason, which could result in the new entity terminating the relationship with us.

        In addition, an existing or potential customer may be acquired by or merged with one of our existing customers that licenses our products under a contract with more favorable terms and that can be applied to the acquired customer's business operations. This may result a reduction in our anticipated revenue from the acquired customer.

        One of our largest customers, Wachovia Corporation, was acquired by First Union. The combined entity has not decided to terminate its relationship with us but may in the future decide to terminate its relationship with us. This would substantially reduce the likelihood that we would obtain future revenue from this customer.

IF WE LOSE KEY PERSONNEL, WE COULD EXPERIENCE REDUCED SALES, DELAYED PRODUCT DEVELOPMENT AND DIVERSION OF MANAGEMENT RESOURCES. WE MAY NOT BE ABLE TO HIRE A CHIEF EXECUTIVE OFFICER TO REPLACE TED SPOONER.

        Our success depends largely on the continued contributions of our key management, technical, sales and marketing and professional services personnel, many of whom would be difficult to replace. If one or more members of our key employees were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources. We do not have employment agreements with our senior managers or other key personnel, except Alex P. Hart.

        Recently, Alex P. Hart replaced Ted Spooner as Chief Executive Officer on an interim basis, and the Board of Directors decided to launch a search for a permanent chief executive officer. We may not be successful in finding a qualified candidate or in retaining the services of Alex P. Hart. If we cannot successfully hire or retain a permanent chief executive officer, our business may be materially adversely affected.

ACQUISITIONS MAY BE COSTLY AND DIFFICULT TO INTEGRATE, DIVERT MANAGEMENT RESOURCES OR DILUTE SHAREHOLDER VALUE

        We have considered strategic acquisitions in the past and in the future may acquire or make investments in complementary companies, products or technologies. We may not be able to successfully integrate these companies, products or technologies. In connection with these acquisitions or investments, we could:

        - issue stock that would dilute our current shareholders' percentage ownership;

        -  incur debt and assume liabilities; and

        - incur amortization expenses related to intangible assets or incur large and immediate write-offs of goodwill and other intangible assets.

        Future acquisitions also could pose numerous additional risks to our operations, including:

        - problems combining the purchased operations, technologies or products;

        - problems integrating the business models of acquisition targets with ours;

        -  unanticipated costs;

        -  diversion of management's attention from our core business;

        - adverse effects on existing business relationships with suppliers and customers;

        -  entering markets in which we have no or limited prior experience; and

        - potential loss of key employees, particularly those of the purchased organization.

IF WE BECOME SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, THESE CLAIMS COULD BE COSTLY AND TIME CONSUMING TO DEFEND, DIVERT MANAGEMENT ATTENTION OR CAUSE PRODUCT DELAYS

        Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend, divert our management's attention, or cause product delays. We expect that software product developers and providers of Internet-based financial services will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

        There has been substantial litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that our current or potential future products infringe their intellectual property.

NETWORK OR INTERNET SECURITY PROBLEMS COULD DAMAGE OUR REPUTATION AND BUSINESS

        We have in the past and might in the future experience security incidents involving actual or attempted access to our customers' systems by unknown third parties. As a result of these types of incidents, we may incur contractual or other legal liabilities. Security risks may also deter financial service providers from purchasing our products and deter consumers of financial services from using our products or services. We rely on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data over the Internet. Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may render our Internet security measures inadequate. Someone who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing Internet sites that deliver our services, any of which could harm our business.

WE MAY INCUR SUBSTANTIAL LOSSES FROM NON-OPERATING ACTIVITIES, SUCH AS OUR MINORITY INVESTMENTS IN OTHER COMPANIES, OR LOSE THE ENTIRE AMOUNT WE HAVE INVESTED IN OTHER COMPANIES

        In the second fiscal quarter of 2000, we made a $3.0 million minority investment in e-Banc, LLC, a Delaware limited liability company. We are currently obligated to contribute an additional $1.0 million in cash to e-Banc and expect to make this contribution in the fourth quarter of 2002. Under applicable accounting rules, our proportionate share of any losses incurred by e-Banc will be reflected on our statement of operations as a loss from non-operating activities. These losses may be substantial. During the three and nine-month periods ended September 30, 2002, we incurred approximately $282,000 and $743,000, respectively, in losses from non-operating activities as a result of our investment in e-Banc. We may lose a portion or all of our investment in e-Banc.

        We may in the future make similar investments in other companies. These investments could result in additional losses for us.

NEW TECHNOLOGIES COULD RENDER OUR PRODUCTS OBSOLETE

        If we are unable to develop products that respond to changing technology, our business could be harmed. The market for Internet-based financial services is characterized by rapid technological change, evolving industry standards, changes in consumer demands and frequent new product and service introductions. Advances in Internet technology or in applications software directed at financial services could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete and unmarketable. Our Voyager solutions were designed to run on servers using the Windows NT, Windows 2000 and Windows .NET operating systems. If a new software language or operating system becomes standard or is widely adopted in our industry, we may need to rewrite portions of our products in another computer language or for another operating system to remain competitive.

DEFECTS IN OUR SOLUTIONS AND SYSTEM ERRORS IN OUR CUSTOMERS' DATA PROCESSING SYSTEMS AFTER INSTALLING OUR SOLUTIONS COULD RESULT IN LOSS OF REVENUES, DELAY IN MARKET ACCEPTANCE AND INJURY TO OUR REPUTATION

        Complex software products like ours may contain undetected errors or defects that may be detected at any point in the life of the product. We have in the past discovered software errors in our products. After implementation, errors may be found from time to time in our new products or services, our enhanced products or services, or products or services we resell for strategic partners, such as Yodlee's data aggregation service. These errors could cause us to lose revenues or cause a delay in market acceptance of our solutions or could result in liability for damages, injury to our reputation or increased warranty costs.

RESTRICTIONS ON EXPORT OF ENCRYPTED TECHNOLOGY COULD CAUSE US TO INCUR DELAYS IN INTERNATIONAL SALES

        Our software uses encryption technology, the export of which is regulated by the United States government. If the United States adopts new legislation restricting export of software and encryption technology, we may experience delay or reduction in shipment of our products internationally. Existing or future export regulations could limit our ability to distribute our products outside of the United States. We cannot effectively control the unauthorized distribution of software across the Internet. A delay or reduction in the shipment of our products internationally or the unauthorized distribution of or software across the Internet could cause our results from operations and financial condition to suffer.

OUR PRODUCTS AND SERVICES MUST INTERACT WITH OTHER VENDORS' PRODUCTS, WHICH MAY NOT FUNCTION PROPERLY

        Our products are often used in transaction processing systems that include other vendors' products, and, as a result, our products must integrate successfully with these existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary modifications could cause us to incur significant expenses.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY LITIGATION, IT COULD BE COSTLY AND TIME CONSUMING TO DEFEND

        Since our products are used to deliver services that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers. Product liability litigation arising from these errors, defects or problems, even if it were unsuccessful, would be time consuming and costly to defend. Existing or future laws or unfavorable judicial decisions could negate any limitation of liability provisions that are included in our license agreements.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE A VALUABLE COMPETITIVE ADVANTAGE OR BE FORCED TO INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS

        Our future success and ability to compete depends in part upon our proprietary technology, but our protective measures may prove inadequate to protect our proprietary rights. We rely on a combination of copyright, trademark, patent and trade secret laws and contractual provisions to establish and protect our proprietary rights. None of our technology is patented. We have obtained federal trademark registration for some of our marks. We have applied for, but have not yet obtained, patents on technology we have developed. If we do not receive approval for these patents, we may be unable to use this technology without restriction or prevent others from using this technology.

        Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. Our competitors may independently develop similar technology, duplicate our products or design around our intellectual property rights. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect the use of our products will become more difficult to monitor if we increase our international presence.

        We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our intellectual property rights is expensive, could cause the diversion of our resources and may not prove successful. If we are unable to protect our intellectual property, we may lose a valuable competitive advantage.

INCREASING GOVERNMENT REGULATION OF THE INTERNET AND THE FINANCIAL SERVICES INDUSTRY COULD LIMIT THE MARKET FOR OUR PRODUCTS AND SERVICES, IMPOSE ON US LIABILITY FOR TRANSMISSION OF PROTECTED DATA AND INCREASE OUR EXPENSES

        Numerous federal agencies have recently adopted rules and regulations protecting consumer privacy and establishing guidelines for financial institutions to follow in selecting technology vendors for solutions such as our solutions. We believe our business does not currently subject us to any of these rules or regulations that would adversely affect our business. However, these rules and regulations are new and may be interpreted to apply to our business in a manner that could make our business more onerous or costly.

        As the Internet continues to evolve, we expect federal, state and foreign governments to adopt more laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for Internet-based financial services.

        If enacted or deemed applicable to us, some laws, rules or regulations applicable to financial service activities could render our business or operations more costly and less viable. The financial services industry is subject to extensive and complex federal and state regulation, and financial institutions operate under high levels of governmental supervision. Our customers must ensure our services and related products work within the extensive and evolving regulatory requirements applicable to them. We may become subject to direct regulation as the market for our business evolves. Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as requiring us to comply with data, record keeping and other processing requirements. Any of these laws, rules or regulations, or new laws, rules and regulations affecting our customers' businesses, could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

        A number of proposals at the federal, state and local level and by the governments of significant foreign countries would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on our business, financial condition and operating results.